Exhibit 99.1

MicroVision Announces Retirement of Board Member Richard A. Cowell

Cowell is stepping down following a twenty-year tenure on the company’s board

REDMOND, Wash.--(BUSINESS WIRE)--March 27, 2017--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced that Colonel (Ret.) Richard A. Cowell will not stand for re-election to the board of directors and will step down when his current term expires at the company’s 2017 annual meeting of shareholders.

Colonel (Ret.) Cowell, who currently chairs the audit committee, has been a member of MicroVision’s board of directors since August 1996 when it first became a publicly traded company. His extensive military experience, from 25 years of service in the US Army and later as a Principal at Booz Allen Hamilton focused on Department of Defense and other agency contracts, aided MicroVision in its first ten years which were characterized by defense-related contracts. As the company turned its focus in 2006 to consumer electronics and other commercial markets, Colonel (Ret.) Cowell’s administrative and executive experience continued to benefit the company.

“Rich Cowell has been a cornerstone of MicroVision’s board, and we wish him well,” said Brian Turner, Chairman and Independent Director at MicroVision. “Not only has he provided great insight and guidance from his distinguished service in the Army and his experience as a Principal at Booz Allen Hamilton, but he is a fantastic person to know and work alongside and will be greatly missed.”

“Watching the evolution of MicroVision and its laser beam scanning technology for these many years has been an extraordinary experience,” said Colonel (Ret.) Cowell. “I plan to continue watching the company’s progress as it looks to broaden its applications beyond projection to 3D sensing and exciting new applications like autonomous vehicles. It is also gratifying to see the company engage in augmented and virtual reality eyewear, an application with roots in the early days of MicroVision when I joined the board.”

Robert Carlile, a former partner at KPMG LLP, was recently named to the board of directors and to the audit committee.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision's platform approach for this advanced display and sensing solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to possibilities for future product, product applications and expansion into new markets are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP® scanning technology may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

CONTACT:
MicroVision, Inc.
Dawn Goetter, 425-882-6629 (investors)
ir@microvision.com
or
Nicole Cobuzio, 732-212-0823 ext. 102 (media)
nicolec@lotus823.com